EXHIBIT (d)(2)(b)

INVESTMENT SUB-ADVISORY AGREEMENT

between

BOSTON MANAGEMENT AND RESEARCH

and

EATON VANCE ADVISERS INTERNATIONAL LTD.

for

GLOBAL MACRO PORTFOLIO

This AMENDMENT NO. 1 to the Investment Sub-Advisory Agreement (“Amendment”) made as of April 29, 2022, between Boston Research and Management, a Massachusetts business trust (the “Adviser”), and Eaton Vance Advisers International Ltd., a private limited company incorporated in England and Wales (the “Sub-Adviser”), with respect to Global Macro Portfolio.

WHEREAS, the Adviser has entered into an Investment Sub-Advisory Agreement dated March 15, 2022 (the “Sub-Advisory Agreement”) with the Sub-Adviser, which Sub-Advisory Agreement provides that the Sub-Adviser shall be entitled to receive compensation at a certain rate; and

WHEREAS, the Adviser has agreed with the Sub-Adviser and the Board of Trustees of the Trust to reduce such sub-advisory fee rate, and the Trust has accepted such fee reduction on behalf of the Fund, such fee reduction being effective as of April 29, 2022; and

WHEREAS, the Adviser and the Sub-Adviser wish to memorialize said fee reduction in writing;

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, receipt of which is hereby acknowledged, the Adviser and the Sub-Adviser hereby jointly and severally agree as follows:

1.	Appendix A of the Sub-Advisory Agreement is replace in its entirety with the Appendix A attached hereto.
2.	Except as specifically set forth herein, all of the other terms of the Sub-Advisory Agreement shall remain in full force and effective.
3.	This Amendment may be executed by the parties hereto in any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Amendment may be executed in written form or using electronic or digital technology, whether it is a computer-generated signature, an electronic copy of the party’s true ink signature, DocuSign, facsimile or otherwise. Delivery of an executed counterpart of the Amendment by facsimile, e-mail transmission via portable document format (.pdf), DocuSign, or other electronic means will be equally as effective and binding as delivery of a manually executed counterpart.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

BOSTON MANAGEMENT AND RESEARCH

By:	/s/ Deidre E. Walsh
Name:	Deidre E. Walsh
Title:	Vice President and not individually

EATON VANCE ADVISERS INTERNATIONAL LTD. A private limited company incorporated in England and Wales, authorized and regulated by the Financial Conduct Authority of the United Kingdom
By:	/s/ Christopher Dyer
Name:	Christopher Dyer
Title:	Director, Vice President and not individually

Acknowledged and agreed to as of the day

and year first above written:

GLOBAL MACRO PORTFOLIO

By:	/s/ Jill R. Damon
Name:	Jill R. Damon
Title:	Secretary and not individually